EXHIBIT 99.1

Contacts:
John P. McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
John.McLaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces 2012 Regular Quarterly Dividends

-- Dividend Amount of $0.15 per Share per Quarter --

INCLINE VILLAGE, NV, January 24, 2012 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that its board of directors has declared that the regular, quarterly dividends to be paid to its stockholders in 2012 will be $0.15 per share of common stock.  The $0.15 dividends will each be paid on March 14, June 14, September 14 and December 14 of 2012 to all stockholders who own shares of PDL on March 7, June 7, September 7 and December 7 of 2012, the record dates for each of the dividend payments, respectively.

“We are pleased to announce the continuation of our regular, quarterly dividend in 2012.” said John P. McLaughlin, president and chief executive officer of PDL BioPharma.

Stockholders desiring to purchase shares with rights to the dividend must ensure that their trades are executed prior to the “ex-dividend” date and settle prior to the record date. NASDAQ will establish an ex-dividend date that is generally two business days prior to the record date. Investors should consult with their brokers or financial advisors regarding their specific situations.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

As all dividend payments are subject to compliance with legal requirements, dividend announcements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and could be withdrawn prior to payment at the discretion of the Company’s board of directors. Important factors that could impair the value of the Company’s royalty assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

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